Exhibit 10.1
ViaCell
As of June 16, 2007
John Thero
12 Buttonwood Drive
Andover, MA 01810
Dear John:
On behalf of ViaCell, Inc. (the “Company”), I am pleased to extend an offer of employment to you. You have made an outstanding impression, and we feel confident that you will become a valuable asset to the Company. Information about the Company as well as the details of our offer of employment are summarized below.

ViaCell Mission	ViaCell is dedicated to the commercialization of cell therapy for serious or life threatening diseases.

ViaCell Culture	Every day you will be contributing to technology that will enrich of the future lives of people. We hire innovative thinkers, with the skills and capabilities to thrive on a high quality, success-driven team.

Position and Anticipated Start Date	Chief Financial Officer, reporting to Marc Beer, President and Chief Executive Officer. As discussed, we expect your start date to be on or before June 29, 2007. This position is a key factor in the Company’s continued success, and I am confident that it will be an exciting opportunity for you as well. We agreed you may spend reasonable time with your former employer, post your ViaCell start date, to complete a professional transition.

Compensation	The starting base salary for this position is $330,000 per year payable in bi-weekly installments of $12,692.31.

In addition, you will be eligible to participate in the Management Bonus Plan at an annual target of 40% of your base salary, based on agreed to company and individual performance objectives. Your eligibility will provide for a full annual bonus opportunity, without proration, and will be based on personal goals and second half 2007 corporate performance goals. It is understood that for the purposes of your bonus evaluation that the second half 2007 corporate performance goals will be consistent with the financial forecast presented to the Company’s Board of Directors in May 2007. It is also understood that with respect to the individual performance portion of the Management Bonus Plan that within 30 days of your start date that you and the Company’s President and CEO will mutually agree upon written goals which gives consideration to you being new to the Company.

The Company’s President and CEO will review your individual performance against your personal goals in Q1 2008. This assessment, along with management’s assessment of performance against corporate performance goals, including the second half performance goals described above, will be submitted to the Compensation Committee for review in Q1 2008. The Compensation Committee and the Board of Directors will determine the actual amount of the bonus payable to you based on its own assessments of performance against individual and corporate goals, and core competencies, such as management and development of people, team-work, communication, leadership, compliance and the exercise of sound judgment in performing your responsibilities, and such other matters as management or the Board of Directors may elect to factor into the calculation, such as integrity, compliance and leadership. Payout of the bonus will occur by end of Q1 2008.

Finally, ViaCell will provide a cash sign-on bonus in the amount of $20,000. Should you leave your employment voluntarily within one year of receipt of this bonus, you agree to repay a prorated portion of the full amount.

Stock Options	As an incentive for you to participate in our future growth, you will receive, subject to approval by our Board of Directors, an incentive stock option to purchase up to 150,000 shares of our Common Stock. Management will recommend to the Board of Directors that the exercise price of the options be the closing price of our Common Stock on your first date of employment with the Company. The options will vest quarterly over four years, with 6.25% of the options vesting on each three month anniversary of your employment start date until fully vested. The options are subject to the terms and provisions of our Amended and Restated 1998 Equity Incentive Plan (the “Plan”) and the option certificate (or other similar document) that will be issued to you in connection with the option grant, and any other terms or conditions that the Board of Directors may require. The Plan and a Prospectus summarizing the Plan are available on Viasphere (our intranet site) and upon request to HR. Please review the Plan, the summary Prospectus and the option certificate (or other similar document) carefully and contact HR if you have any questions. A copy of the Plan and the Prospectus are attached to this letter.

Additional Employment Terms	ViaCell will provide for twelve (12) months’ severance pay in the event of involuntary termination without Cause or voluntary termination for Good Reason. If the Company terminates your employment without Cause or if you terminate your employment for Good Reason, then ViaCell will continue paying your base salary and medical and dental benefit contributions for a period of twelve (12) months in accordance with its regular payroll practices at such time (collectively the severance pay and continuation of benefits described in this paragraph are the “Severance Payments”).

The term “Cause” as used herein means (i) your continued failure to substantially perform your duties, provided you are reasonably notified of such failure and given reasonable time to correct such failure, (ii) any misappropriation of funds, properties or assets of the Company by you, (iii) any damage or destruction of any property or assets of the Company caused by you, whether resulting from your willful actions or willful omissions or gross negligence; (iv) your being convicted of a felony; or (v) any material breach of your employment obligations or of the Intellectual Property and Confidential Information Agreement.

The term “Good Reason” as used herein means any action by the Company without your prior consent which results in (i) any material diminution in your title, position, duties, responsibilities or authority; or (ii) any breach by the Company of any material provision contained herein; provided that a Good Reason shall not be deemed to exist for purposes of this severance provision until you have provided the Company with written notice of same and the Company has not cured it for 30 days following the receipt of such notice.

Change of Control	Upon a Change of Control of the Company, all options held by you at the time of such Change of Control scheduled to vest in the subsequent twelve-month period only as a result of the passage of time shall vest immediately with respect to that portion of such options so scheduled to vest. Such options will otherwise continue to be subject to other applicable grant provisions.

If the Company terminates your employment without Cause or you voluntarily resign for Good Reason within twelve months of a Change of Control, all options held by you at the time of such Change of Control that, by their terms, become exercisable only as a result of the passage of time shall become fully vested and exercisable. Such options will otherwise continue to be subject to other applicable grant provisions. Further, ViaCell will, upon such a termination following a Change of Control and in addition to the Severance Payments described above, pay you your bonus pursuant to the Management Bonus Plan for the bonus year in which such termination occurs, with the bonus for such period determined by assuming achievement of Company and individual performance objectives (the “Change of Control Bonus”).

A “Change in Control” shall mean: (i) a merger, consolidation or similar combination after which 50% or more of the voting stock of the surviving corporation is held by persons who were not stockholders of the Company immediately prior to such merger or combination; (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets to one or more persons (other than any wholly owned subsidiary of the Company) in a single transaction or series of related transactions; or (iii) any person or related group of persons (other than the Company or a person who directly or indirectly controls, is controlled by, or is under common control with the Company) directly or indirectly acquires beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of securities comprising more than 50% of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company ’s stockholders.

Release of Claims	Any obligation of the Company to pay you the Severance Payments or the Change of Control Bonus described above is conditioned on your signing and returning to the Company a timely and effective release of claims in the form provided by the Company (the “Release of Claims”). Such Release of Claims creates legally binding obligations on your part, and the Company therefore advises you to seek the advice of an attorney before signing it. Any Severance Payments or Change of Control Bonus to which you are entitled shall be payable in accordance with the normal payroll practices of the Company, and will begin at the Company’s next regular payroll period which is at least five business days following the later of the effective date of the Release of Claims or the date the Release of Claims, signed by you, is received by the Company; but the first payment shall be retroactive to the date of termination.

Benefits	Because we care about the well being of our employees, we are pleased to provide you with a comprehensive offering of benefits. Our benefits currently include medical, dental, life insurance, 401k, three weeks vacation (accrued monthly and pro-rated during your first calendar year of employment), balance benefit, educational assistance and flexible-spending accounts. The ViaCell Benefits summary is attached to this letter.

Employment Relationship	While we look forward to a long and mutually beneficial relationship, you acknowledge that this letter does not constitute a contract of employment for any particular period of time and does not affect the at-will nature of the employment relationship with the company. Either you or the Company has the right to terminate your employment at any time.
The Company agrees to work with you on the plan, timing and content of the public announcement of your hire. Of course, any such plan, timing and content must comply with applicable disclosure laws and regulations.
We are very excited about the future of the Company and believe that the opportunities presented will allow you significant personal and professional growth. If you have any questions or concerns, please do not hesitate to contact me anytime. We look forward to having you join our team!
Sincerely,
/s/ Marc Beer
Marc Beer
President and Chief Executive Officer
Please acknowledge your acceptance of this offer by signing a copy of this document along with the Agreement Relating to Intellectual Property and Confidential Information and the Code of Business Conduct and Ethics and mailing the signed documents back in the self addressed envelope provided at your earliest convenience. This offer of employment is contingent upon your signed acceptance of the offer and the Agreement and Code documents.

/s/ John Thero

Signature	Date

Social Security Number	Start Date